Exhibit 2.3

ASSET PURCHASE AGREEMENT

This Agreement entered into this the 23rd day of October 2017 by and among Chagrin Safety Supply, Inc, (hereinafter "Seller"), and Innovest Global Inc. (hereinafter "Buyer").

WHEREAS, Seller operates a business primarily engaged in the safety supply industry, as broadly defined; and

WHEREAS, Seller owns telephone numbers, intellectual property, websites, marketing materials, equipment, inventory, and miscellaneous assets used in connection with the operations of its business; and

WHEREAS, Buyer desires to acquire substantially all of the assets used or useful or intended to be used in the operation of Sellers business and Seller desires to sell such assets to Buyer.

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1. ASSETS PURCHASED; LIABILITIES ASSUMED

1.1     ASSETS PURCHASED. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the following assets.

1.1.1     All equipment including computers, fixtures, marketing materials, miscellaneous inventory, together with any replacements or additions to the equipment, etc. made prior to the closing date.

1.1.2     All inventories and supplies owned by Seller together with any replacements or additions to the inventories made prior to the closing date, but excluding inventory disposed of in the ordinary course of Seller's business.

1.1.3     Seller's goodwill and customer lists.

1.1.4     The name "Chagrin Safety Supply" And websites, telephone numbers, etc.

1.1.5     The accounts receivable as of the date of Closing.

1.1.6     All bank and merchant accounts.

1.2     ASSUMPTION OF LIABILITIES

Buyer shall be responsible for any current liabilities from vendors of Seller a list of which is to be provided to Buyer at Closing.

SECTION 2. EXCLUDED ASSETS

Excluded from this sale and purchase are Seller's:

a.     Vehicles and Personal Property listed on Schedule " A" hereto.

SECTION 3. PURCHASE PRICE FOR ASSETS

The purchase price for the assets shall be $750.

SECTION 4. PAYMENT OF PURCHASE PRICE

The price for the Assets shall be paid as follows:

4.1     At closing, Buyer shall cause to be delivered to Seller 750,000 Common restricted Shares in Innovest Global Inc.

4.2     Buyer will guarantee the Shares be unrestricted and in aggregate, worth $750,000.00 by the 4th year anniversary of the Closing.

SECTION 6. SELLER'S AND SELLER'S MEMBERS' REPRESENTATIONS AND WARRANTIES

Seller and Seller's Members each represent and warrant to Buyer as follows:

6.1     EXISTENCE OF CORPORATION.     Seller is now and on the date of closing will be a Corporation duly organized and validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite power and authority to own, operate and/or lease the assets , as the case may be, and to carry on its business as now being conducted.

6.2     AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

6.3     TITLE TO ASSETS. Except as described in the Agreement, Seller holds good and marketable title to the assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of lien s, pledges, charges or encumbrances.

6.4     TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller and Seller's Members , and the consummation of the contemplated transact ions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the assets , and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

6.5     LABOR AGREEMENTS AND DISPUTES.     Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, in terms of employment of Seller's employees. Neither Seller nor Seller's Members is aware of any labor dispute or labor trouble involving employees of Seller.

6.6     NONCANCELLABLE CONTRACTS. At the time of closing, there will be no material leases , employment contracts, contracts for services, or maintenance, or other similar contacts, existing or related to or connected with the operation of Seller's business not cancelable within ninety (90) days.

6.7     LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the assets being conveyed under this Agreement.

6.8     ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Seller or Seller's Members contain or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller and Seller's Members know of no fact that has resulted, or that in the reasonable judgment of Seller ' s Members will result in material change in the business , operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer.

SECTION 7. REPRESENTATIONS OF BUYER

Buyer represents and warrants as follows:

7.1     CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

7.2     AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and shareholders of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

7.3     ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the misstatements contained herein not misleading.

SECTION 8. COVENANTS OF SELLER AND SELLER'S MEMBERS

8.1     SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller and Seller's Members agree that between the date of this Agreement and the date of closing, Seller will:

8.1.1     Use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

8.1.2     Not assign, sell, lease or otherwise transfer or dispose of any of the assets listed on the balance sheet, except to Buyer.

8.1.3     Maintain all of its assets other than inventories in their present conditions, reasonable wear and tear and ordinary usage accepted and maintain the inventories at levels normally maintained.

8.2     ACCESS TO PREMISES AND INFORMATION. At reasonable times prior to the closing date, Seller will provide Buyer and its representatives with reasonable access during business hours to the assets, titles, contracts and records of Seller and furnish such additional information concerning Seller's businesses Buyer may from time to time reasonably request.

8.3     EMPLOYEE MATTERS.

8.3.1     Prior to closing, Seller will deliver to Buyer a list of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the closing date. Seller will also provide Buyer with a schedule of all employee bonus arrangements and a schedule of other material compensation including commission structure and personnel benefits or policies in effect.

8.3.2     Prior to the closing date, Seller will not, without Buyer's prior written consent, enter into any material agreements with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee or effect any change in the management , personnel policies, or employee benefits, except in accordance with existing employment practices.

8.3.3     As of or prior to the closing date , Seller will retain all of its employees, except Seller's Members, not having employee agreements transferable to Buyer and will pay each employee all wages, comm1ss1ons, and accrued vacation pay earned up to the time of termination, including ove1time pay.

8.4     CONDITIONS AND BEST EFFORTS. Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller under this Agreement, and will do all acts and things as may be required to carry out its respective obligations under this Agreement and to consummate and complete this agreement. Seller will be required to provide all financial and other company information required to close this transaction within a timely manner as set forth per the Lender.

SECTION 9. COVENANTS OF BUYER

9.1     CONDITIONS AND BEST EFFORTS.     Buyer will use its best efforts to effectuate the transaction contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement, and shall do all acts and things as may be required to carry out Buyer's obligations and to consummate this Agreement.

9.2     CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Buyer will not disclose to third parties any confidential information received from Seller or Selling Shareholder in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligation of Buyer to purchase the Assets is subject to the fulfillment, prior to or at the closing date, of each of the following conditions, any one or portion of which may be waived in writing by Seller:

10.1      REPRESENTATIONS, WARRANTIES AND COVENANTS AND SELLING SHAREHOLDER. All representations and warranties made in this Agreement by Seller and Seller's Members shall be true as of the closing date as fully as those such representations and warranties had been made on or as of the closing date, and, as of the closing date, neither Seller nor Seller's Members shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

10.2     LICENSES AND PERMITS.     Buyer shall be responsible for obtaining all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller.

10.3     CONDITIONS OF THE BUSINESS.     There shall have been no material adverse change in the manner of the operation of Seller's business prior to the closing date.

10.4     NO SUITS OR ACTIONS. At the closing date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

SECTION 11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the closing date, of the following condition, which may be waived in writing by Buyer:

All representations and warranties made in this Agreement by Seller shall be true as of the closing date as fully as though such representations and warranties have been made on and as of the closing date, and Seller shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

SECTION 12. BUYER'S ACCEPTANCE

Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the business. Buyer has not relied on any representations made by Seller other than those specified in this Agreement. Buyer further acknowledges that Seller has made no agreement or promise to repair or improve any equipment, rolling stock (inventory) or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement , except as otherwise provided in this Agreement.

SECTION 13. INDEMNIFICATION AND SURVIVAL

13.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation of warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty which such party had knowledge of prior to closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give notice thereof to all other patties to this Agreement. The representations and warranties in this Agreement shall terminate three (3) years from the closing date , and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

13.2     SELLERS AND SELLER'S MEMBERS INDEMNIFICATION.

13.2.1      Seller and Seller's Members each hereby agree to indemnify and hold Buyer, its successors and assigns harmless from and against:

(1) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the closing date, except for claims, liabilities and obligations of Seller expressly assumed by Buyer under this agreement or paid by insurance maintained by Seller or Buyer.

(2) Any and all damage or deficiency resulting from any material misrepresentation or breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller or Seller's Members under this agreement.

13.2.2 Sellers and Seller's Members indemnity obligations under 14.2.1 shall be subject to the following:

(1) If any claim is asserted against Buyer that would give rise to a claim by Buyer against Seller and Seller's Members for indemnification under the provisions of this paragraph, the Buyer shall promptly give written notice to Seller concerning such claim and Seller shall, at no expense to Buyer, defend the claim.

(2) Seller shall not be required to indemnify Buyer for any amount that exceeds the total purchase price paid by Buyer under Section 3 of this Agreement.

13.3     BUYERS INDEMNIFICATION. Buyer agrees to defend, indemnify and hold harmless Seller and Seller's Members from and against:

13.3.1     Any all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of Buyer's failure to perform obligations of Seller assumed by Buyer pursuant to this agreement.

13.3.2     Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this agreement.

SECTION 14. CLOSING

14.1 TIME AND PLACE. This agreement shall be closed at a location to be agreed upon by the parties on the 1st day of October 2017, or such other time as the parties may agree in writing. If the closing has not occurred on or before Oct 30, 2017, then either party may elect to terminate this agreement. If, however, the closing has not occurred because of a breach of contract by one or more of the pa1iies, the breaching party or parties shall remain liable for breach of contract.

15.2     OBLIGATIONS OF SELLER AT CLOSING. At the closing, Seller and Seller's Members shall deliver to Buyer the following:

15.2.1     Bills of Sale, Assignments, properly endorsed Certificates of Title, and other instruments of transfer, in a form and substance reasonably satisfactory to counsel for Buyer, necessary to transfer and convey all of the assets to Buyer.

15.2.3 Such other ce1iificates and documents as may be called for by the provisions of this Agreement.

15.3     OBLIGATIONS OF BUYER AT CLOSING. At the closing Buyer shall deliver to Seller the following:

15.3.1     Note in the amount specified in Section 4.1. plus, Buyer's share of any closing costs.

15.3.2     Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 16. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

16.1     BOOKS AND RECORDS. This sale does include the books of account and records of Seller's business. Buyer will exercise reasonable care in the safekeeping of such records.

16.2     SELLER'S RIGHT TO PAY. In the event Buyer fails to make any payment of taxes, assessments, insurance premiums, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Buyer will reimburse Seller for any such payment immediately upon Seller’s demand, together with interest at the same rate provided in the Note from the date of Seller's payment until Buyer reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer's default for failure to make the payments.

SECTION 17.     BULK SALES LAW.     Buyer waives compliance   by Seller with the Bulk Transfer Act. In the event any creditor of Seller claims the benefit of the Bulk Transfer Law as against Buyer or any of the assets being conveyed to Buyer under this Agreement, Seller shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfer law. If Seller fails to comply with the provision of this Section 17 and Buyer is required to pay any creditor of Seller in order to protect the property purchased under this agreement from claims or liens of Seller's creditors, except those assumed by Buyer, the Buyer may offset the amount it pays against the balance due Seller by furnishing to the Seller proof of such payment in the form of a receipt from the creditor involved.

SECTION 18. TERMINATION OF AGREEMENT

18.1     BY MUTUAL CONSENT. This Agreement may be terminated by mutual written consent of Buyer and Seller.

18.2     BREACH OF REPRESENTATIONS AND WARRANTIES; FAILURE OF CONDITIONS. Buyer may elect by notice to Seller, and Seller may elect by notice to Buyer, to terminate this Agreement if.

18.2.1     The terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party which shall not have been cured by such other party within fifteen (15) days after written notice to such other party specifying in detail such asserted error, misstatement, or omission, or by the closing date, whichever first occurs.

18.2.2     All of the conditions precedent of the terminating party's obligations under this Agreement as set forth in either Section 11 or 12, as the case may be, have not occurred and have not been waived by the terminating part-y on or prior to the closing date.

18.3     CLOSING NOTWITHSTANDING THE RIGHT TO TERMINATE. The party with a right to terminate this Agreement pursuant to Section 18.2.1 or 18.2.2 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 19. MISCELLANEOUS

19.1     The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

19.2     Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties as provided above.

19.3     In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonably incurred by the nondefaulting party or parties in connection with the default, including without limitation attorney fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or patties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney fees at the trial level and on appeal.

19.4     No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

19.5     This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Ohio.

19.6     This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

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Witness the signatures of the parties this 23 day of October 2017

SELLER:

Chagrin Safety Supply, Inc.

BY: /s/William Oler

TITLE: President & CEO

BUYER:

Innovest Global, Inc.

BY: /s/Daniel G. Martin

TITLE: Chairman & Chief Executive Officer